Exhibit 99.1

Encorium Group, Inc. Announces Signing of Letter of Intent to Combine with Linkcon; Expected Expansion Will Create Global CRO

Company to Conduct Conference Call at 9:00 AM on Thursday, June 12, 2008 to discuss

Highlights of the Proposed Combination

· Linkcon is in the process of acquiring a series of clinical research organizations (“CROs”) throughout the world· Assuming completion of its acquisitions, Linkcon is expected to add an aggregate of $11 million in net revenue to Encorium on a pro forma basis· Encorium separately announced its intent to acquire Prologue Research International, Inc.

     (“Prologue”), a clinical research organization that specializes in a full range of clinical research services for Phase I through IV clinical trials in oncology and oncology-related studies· Total combined company is expected to offer greatly enhanced global capabilities and therapeutic expertise in the North America, Europe and emerging markets including India, Latin American and China.

· Combined backlog (including Encorium, Linkcon and Prologue) in the range of $65-70 million expected at closing

WAYNE, PA, June 11, 2008 -- Encorium Group, Inc. (Nasdaq: ENCO) (“Encorium” or “the Company”), a full-service multinational CRO that provides design, development, and management capabilities for clinical trials and patient registries to many of the world's leading pharmaceutical and biotechnology companies, today announced that it has entered into a non-binding letter of intent to combine (“the Business Combination”) with Fine Success Investments, Ltd., a British Virgin Islands company doing business as Linkcon (“Linkcon”).

Linkcon has acquired or will acquire either prior to or simultaneously with the proposed business combination with Encorium:

1)	a CRO based in India with over 10 years of clinical trial experience;

2)	a CRO operating throughout Latin America, also with over 10 years of clinical trial experience;

3)	a Chinese CRO that holds licenses to conduct clinical trials in the People’s Republic of China and Hong Kong; and

4)	a controlling interest in the Chinese company that holds the license for JK1, a healthcare portal for medical professionals and consumers promoting the exchange of medical information between China and the Western world.

This Business Combination is expected to enhance Encorium’s global profile as a CRO by broadening the Company’s operational services and therapeutic area offerings into established and emerging biopharmaceutical markets across multiple continents.

Details of Transaction

Pursuant to the terms of the non-binding letter of intent, Linkcon will merge with and into Encorium. In connection with the closing of the Business Combination, Linkcon shareholders will be issued approximately 12.5 million shares of Encorium common stock. Simultaneously with the consummation of the Business Combination, it is anticipated that Chardan Capital, LLC (“Chardan”), a merchant bank and founder of Linkcon, will oversee the raising of $25 million on behalf of Linkcon in exchange for approximately 10 million shares of the combined entity. The $25 million raised on behalf of Linkcon will be used to fund the acquisitions, repay a portion of the debt incurred in connection with the proposed acquisition of Prologue and for working capital. Following the Business Combination and the investment, it is anticipated that Linkcon and its investors will own a total of approximately 22.5 million shares of the combined entity, and Encorium shareholders will own a total of approximately 23.6 million shares (inclusive of up to 3 million shares issuable upon conversion of the convertible notes to the existing security holders of Prologue). The total number of shares of Encorium issued and outstanding at the time of the Business Combination is expected to be approximately 46.1 million.

The closing of the Business Combination is subject to a number of conditions, including, Encorium’s due diligence, which it recently commenced, Linkcon’s ability to enter into definitive agreements with the CRO entities to be acquired by Linkcon, Linkcon’s ability to complete those transactions pursuant to the existing non-binding term sheets, the entry into a definitive agreement between Encorium and Linkcon, approval of the transaction by Encorium’s Board of Directors and Encorium’s stockholders, Chardan’s ability to raise $25 million for investment in the combined entity and Encorium’s ability to obtain a fairness opinion relating to the purchase price for Linkcon.

Financials

At closing, the annualized revenue of the combined company (including Linkcon and Prologue) is expected to be in the range of $50-$55 million, supported by a backlog at closing of approximately $65-70 million. The growth strategy and future synergies that are expected to result from the Business Combination are believed to have the potential to enhance revenues significantly and accelerate profitability going forward.

Addressing the Need to Be Global

Kai Lindevall, M.D., Ph.D., Encorium’s Chief Executive Officer stated, “This is a monumental event in our Company’s history. As we have noted in our conference calls and in announcements over the past year, we feel that CROs must be global in order to be competitive. Regulatory authorities worldwide are requiring more safety data, and the size of clinical trials continues to increase. CROs require access to large, multi-ethnic populations with a wide variety of disease states. We have spent a significant amount of time, effort and resources identifying and targeting companies and opportunities that could enhance Encorium’s presence in the global CRO marketplace. We feel that Linkcon’s expanding group of CROs in India, Latin America and China/Asia are not only geographically and functionally complementary to, but synergistic with, Encorium’s capabilities in North America and Europe. We feel that this combination presents an incredible growth opportunity for our Company, and look forward to updating you on its progress.”

Strategic Benefits and Objectives of the Transaction

1)	Access to Key Emerging Markets - The Business Combination would provide Encorium with access to the key emerging markets of India, Latin America and China to complement a strong presence in North America and Europe. China, India and Latin America offer growing domestic markets, as well as favorable conditions for clinical trials. As a result of the Business Combination with Linkcon, Encorium will gain a foothold in China and an established presence in Latin America and India, all important markets of the future.

2)	Meeting Market Demands - As a global CRO, the combined Encorium and Linkcon will have the capability to meet the size and geographic requirements established by many biopharmaceutical companies as a minimum qualification for consideration for large-scale, multi-national Phase III, IIIb and IV clinical trial contracts. The demand for global clinical services is large and growing. With its existing customer base, reputation and global capacity, the new Encorium-Linkcon will be well-positioned to capitalize on these opportunities.

3)	In-licensing and Co-development Opportunities – Encorium will pursue in-licensing and co- development opportunities with select early stage products. Using its global resources, Encorium can offer partners low-cost, expeditious clinical services and facilitate regulatory requirements in multiple jurisdictions.

4)	Access to the JK1 Healthcare Portal – Following completion of the Business Combination, the Company will have a controlling interest in the Chinese company that holds the license for JK1.com, an online multi-language medical website serving the consumer and professional healthcare communities in China. The JK1 platform will be an extremely valuable resource for recruiting patients, developing business, collecting and distributing data and communicating with China’s State Food and Drug Administration. This relationship with JK1 is expected to provide Encorium with a number of key competitive advantages in China’s rapidly expanding CRO market.

5)	Enhanced Profitability - Combining the businesses creates the opportunity to enhance the profitability of the combined company, as operational and overhead redundancies are eliminated and lower cost, global operations are exploited and the existing expertise is leveraged across a much larger base.

Kenneth M. Borow, M.D., Encorium Group’s President and Chief Medical and Strategic Development Officer, commented, “We are incredibly excited about this potential transaction. As the integrated global CRO it will make us, we will be able to provide our clients with cost effective and expeditious solutions to complete large, multi-center, multi-national clinical trials as well as highly customized local projects. In addition, these acquisitions will significantly broaden our therapeutic area capabilities within targeted sectors and disease states with a particular emphasis on oncology, diabetes and Phase III cardiovascular trials. The strategic aggregation of these businesses will create an integrated, full-service, global, midsized CRO with operations spanning multiple continents, including countries in both the developed and developing world.”

Close Relationship with Chardan Capital

Chardan Capital, a merchant bank working in China, is responsible for the listing of multiple Chinese companies on US public market exchanges. Dr. Richard Propper, founder and Chairman of Chardan Capital, has a reputation around the world in the venture capital industry and is a long-term investor in Encorium Group, Inc.

Dr. Propper stated, “I have been an investor in the Company for several years and am committed to helping Encorium achieve its global and therapeutic area objectives. We feel that upon the closing of this transaction, the Company will be positioned to win large multinational CRO contracts that have previously been unattainable. We anticipate that the net result will be greatly enhanced value for all shareholders.”

Conference Call

Encorium Group will hold a conference call tomorrow morning (June 12, 2008) at 9:00 A.M. ET to discuss this proposed Business Combination and its subsequent announcement of a letter of intent to acquire Prologue. To participate in the live call by telephone, please dial (866) 550-5902, or for international callers, please dial +1 706 643-2029. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.encorium.com. Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software. A webcast audio replay will be available for approximately 30 days. A telephone audio replay will also be available through June 14, 2008, by dialing (800) 642-1687 from the U.S., or +1 706 645-9291 for international callers, and entering conference ID number 51480499 when prompted.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions regarding the potential acquisition of Prologue and the merger with Linkcon and our expectations regarding the effects of such transactions. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the timing of the closing, if any, of the acquisition of Prologue and the merger with Linckon; (ii) the completion to our satisfaction of due diligence regarding both Prologue and Linkcon; (iii) the acquisition by us of a fairness opinion relating to the purchase price for Linkcon; (iv) our ability to negotiate definitive agreements with Prologue and Linkcon; (v) Linkcon’s ability to enter into definitive agreements with the CRO entities to be acquired by Linkcon and Linkcon’s ability to complete those transactions pursuant to the existing non-binding term sheets; (vi) Chardan’s ability to raise $25 million for investment in the combined entity; (vii) our ability to obtain the required corporate, stockholder and, if applicable, third-party and governmental approvals; (viii) the possibility that the transaction may not close; (ix) our ability to negotiate mutually acceptable employment arrangements with key employees of Prologue and Linkcon; (x) our ability to successfully integrate the businesses of Prologue and Linkcon; and (xi) the performance of the combined business to operate successfully and generate growth.

Additional risks and uncertainties that could affect the Company's future operating results and financial condition generally include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xi) our backlog may not be indicative of future revenues and may not generate the revenues expected; (xii) our ability to successfully integrate the businesses of Encorium and Remedium Oy which we acquired on November 1, 2006; and (xiii) the performance of the combined business to operate successfully and generate growth. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group's investor relations department or The Equity Group, Inc.

CONTACT: The Equity Group Inc. Adam Prior (212) 836-9606 aprior@equityny.com www.theequitygroup.com